Exhibit (c)(xii) Heading Sub Header Project Rover Special Committee Discussion Materials July 31, 2024

Valuation Summary 2

Summary of Updates Since Prior Committee Meeting

Changes Since the 7/4/24 Special Committee Meeting

Projections & Financials

- On July 16, 2024, Management presented an updated Management Plan to the non-bidder directors that reflected revised projections post Q1 results but excluded the impact of the Ascension incident
- On July 28, 2024, Management presented an updated Management Plan to the Special Committee, and subsequently to the Board, which included the impact of the Ascension incident
- As compared to the Management Plan presented to the Special Committee on April 5, 2024, the 7/28/24 Management Plan has changed as follows:
  - 2024E revenue and Adj. EBITDA decreased ($102mm) and ($85mm), respectively
  - 2025E revenue and Adj. EBITDA increased $51mm and $49mm, respectively
  - 2026+ revenue and Adj. EBITDA remain unchanged
- Ascension was projected to generate $873 million of revenue in 2024, or 33% of the Company's total revenue, per the Company's 2024 budget
- 6/30/24 net debt updated to reflect the latest preliminary Q2 debt and cash balances
- Share count updated to reflect capitalization per Rover management as of 7/30/24

Discounted Cash Flow

- Unlevered free cash flow is impacted by changes to Adj. EBITDA as well as updated net working capital assumptions, minor changes to tax, CapEx, SBC and other assumptions; as compared to the April 5, 2024 Management Plan:
  - 2H'24E unlevered free cash flow decreased ($34mm)
  - 2025E-2027E unlevered free cash flow increased ~$17-$25mm in each year, 2028E+ unlevered free cash flow materially in line with the Management Plan as of 4/5/24
- No changes to WACC or perpetuity growth rate range

Trading Comparables

- No change to peer set
- Multiple ranges:
  - 12-14x 2024E EBITDA (vs. 11-13x previously)
  - 11-13x 2025E EBITDA (vs. 10-12x previously)
- For valuation purposes, 2024E and 2025E Adj. EBITDA have been normalized to exclude the Ascension outage impact

	2024E		2025E	
	7/2/2024	Current	7/2/2024	Current
EV / EBITDA (Mean)	11.3x	12.4x	9.6x	10.6x
EV / EBITDA (Median)	11.8x	13.5x	9.5x	10.8x
Adj. EBITDA	$655	$570	$766	$815
Normalized Adj. EBITDA(1)	-	$655	-	$766

Precedent Transactions

- No change to precedent transactions or multiple range
- Updated Rover metric to use 6/30/24 LTM EBITDA (vs. 12/31/23 previously) of $658mm(2), which has been normalized to exclude the Ascension outage impact

Source: Rover Management, FactSet, Company filings, Company projections per Company management, as approved by the Special Committee of the Company (the "Management Plan"). Note: Market data as of 7/30/24. Note[1]: Normalized 2024E Adj. EBITDA and 2025E Adj. EBITDA adjusted for ($85mm) and $49mm of Ascension cyber outage impact, respectively, per Rover management. Note[2]: Based on 6/30/24 LTM Rover Adj. EBITDA of $634mm, normalized to adjust for ($10mm) of Ascension cyber outage impact in 2Q'24, plus a half year contribution from the Acclara / Advata acquisition, equal to $14mm per Rover Management.

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Analysis at Various Prices

($ in millions, except for per share values)

		Undisturbed (2/23/24)	Recent Close (7/30/24)	TB/CD&R Offer (7/31/2024)	NMC Offer (7/31/2024)
Stock Price		**$11.10**	**$12.90**	**$14.30**	**$14.05**
% Premium to:					
Recent Close (7/30/24)	$12.90	*(14%)*	*-*	*11%*	*9%*
Pre Request (1/25/24)	$10.17	*9%*	*27%*	*41%*	*38%*
Undisturbed (2/23/24)	$11.10	*-*	*16%*	*29%*	*27%*
30 Day VWAP (2/23/24)	$10.31	*8%*	*25%*	*39%*	*36%*
52 Week High (7/17/23) [1]	$18.49	*(40%)*	*(30%)*	*(23%)*	*(24%)*
52 Week Low (1/11/24) [1]	$9.11	*22%*	*42%*	*57%*	*54%*
Diluted Shares[2]		460.6	468.4	470.5	470.2
Equity Value		**$5,113**	**$6,042**	**$6,729**	**$6,606**
Net Debt[3]		2,173	2,130	2,130	2,130
Enterprise Value		**$7,286**	**$8,172**	**$8,859**	**$8,736**
EV / EBITDA (Wall Street Consensus)[4]					
2023A[5]	$642	11.3x	12.7x	13.8x	13.6x
2024E	$627	10.7x[6]	13.0x	14.1x	13.9x
2025E	$757	9.1x[6]	10.8x	11.7x	11.5x
EV / EBITDA (Management Plan)					
2023A[5]	$642	11.3x	12.7x	13.8x	13.6x
2024E	$655[7]	11.1x	12.5x	13.5x	13.3x
2025E	$766[7]	9.5x	10.7x	11.6x	11.4x

Consensus as of 2/23/24
2024E: $684
2025E: $799

Source: FactSet, Rover filings, Management Plan as of 7/28/24. Note: Market data as of 7/30/24. Note[1]: Based on closing day share prices for the 52-week period prior to the undisturbed date (2/23/2024). Note[2]: FDSO for undisturbed assumes 420.3mm basic shares outstanding, 2.6mm options with a weighted average exercise price of $3.41,1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 9.5mm RSUs/PBRSUs per Rover filings. Recent Close, NMC Offer and TB / CD&R Offer assume 422.1mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.1mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Note[3]: Net debt for undisturbed reflects pro forma cash balance and debt balance for Acclara / Advata acquisition per Rover management; net debt for Recent Close, TB / CD&R Offer and NMC Offer based on 6/30/24 net debt per 2Q'24 preliminary results per Rover Management. Note[4]: Current consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note[5]: 2023A Adj. EBITDA includes Rover Adj. EBITDA of $614mm plus $28mm contribution from Acclara / Advata acquisition per Rover Management. Note[6]: Statistics based on consensus estimates prior to public filing of the NMC 2/26/24 Draft Proposal. Note[7]: Normalized 2024E Adj. EBITDA and 2025E Adj. EBITDA adjusted for ($85mm) and $49mm of Ascension cyber outage impact, respectively, per Rover management.

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Valuation Analysis


Implied Illustrative Share Price
Discounted Cash Flow
$9.93
$16.24
Trading Multiples
$12.27
$14.95
$13.42
$16.54
Transaction Multiples
$11.66
$17.02
$21.34
Ensemble / Berkshire
NMC: $14.05
TB / CD&R: $14.30
Undisturbed: $11.10
Current: $12.90

Assumptions

Discounted Cash Flow

- Weighted average cost of capital range: 9.5% – 11.0%
- Perpetuity growth rate range: 3.5% – 4.5%
- Based on 2024-2030 Management Plan as of 7/28/24, discounted to 6/30/24 using mid-year convention

Trading Multiples

- Multiple range: 12.0x – 14.0x (2024)
- $655mm[(1)] 2024E Adj. EBITDA per Management Plan as of 7/28/24

- Multiple range: 11.0x – 13.0x (2025)
- $766mm[(1)] 2025E Adj. EBITDA per Management Plan as of 7/28/24

Transaction Multiples

- Multiple range: 11.5x – 15.5x
- $658mm[(2)] 6/30/24 LTM Adj. EBITDA
- Ensemble / Berkshire: 3/28/22; 18.7x LTM EBITDA

Source: Rover filings, Management Plan as of 7/28/24. Transaction multiples per company filings. Trading multiples per company filings and FactSet. NOL projections per Rover management. Note: Market data as of 7/30/24. Assumes 6/30/24 transaction close for DCF. Implied share prices for DCF, transaction multiples and trading multiples are based on 6/30/24 net debt of $2,130mm, which reflects preliminary 2Q'24 information per Rover Management. FDSO assumes 422.1mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.1mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Note[1]: Normalized 2024E Adj. EBITDA and 2025E Adj. EBITDA adjusted for ($85mm) and $49mm of Ascension cyber outage impact, respectively, per Rover management. Note[2]: Based on 6/30/24 LTM Rover Adj. EBITDA of $634mm, normalized to adjust for ($10mm) of Ascension cyber outage impact in 2Q'24, plus a half year contribution from the Acclara / Advata acquisition, equal to $14mm per Rover Management.

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Market Data: Reference

Implied Illustrative Share Price



$9.11
$18.49
Undisturbed Range (1)
$12.00 $14.00
$20.00
Mean/Median: $16.55/ $16.00
$13.72
$17.03
Mean/Median: $15.55/ $14.66
$13.31
$16.41
Mean/Median: $14.91/ $14.11
Undisturbed: $11.10
Current: $12.90
NMC: $14.05 TB / CD&R: $14.30

	Assumptions
52-Week Trading Range	▪ Based on closing share prices for the 52-week period prior to the undisturbed date (2/23/2024) ▪ 52-week High: 7/17/23 ▪ 52-week Low: 1/11/24
Current Equity Research Price Targets	▪ Based on brokers with price targets post NMC announcement (2/26/24) ▪ Excludes brokers who have suspended price ratings ▪ High: TD Cowen (7/10/24) and Cantor (5/14/24) ▪ Low: Evercore (7/10/24)
Premiums Paid – All Deals	▪ Based on cash-only deals (excluding minority transactions) from last 10 years involving US targets, traded on an US stock exchange, with total EV between $5bn and $15bn ▪ Premium applied to undisturbed price of $11.10 as of 2/23/24 ▪ 25th Percentile: 23.6% / 75th Percentile: 53.4% ▪ Mean: 40.1% / Median: 32.1%
Premiums Paid – Sponsor LBOs	▪ Based on cash-only deals (excluding minority transactions) from last 10 years involving US targets, traded on an US stock exchange, with total EV between $5bn and $15bn and sponsor acquirers ▪ Premium applied to undisturbed price of $11.10 as of 2/23/24 ▪ 25th Percentile: 19.9% / 75th Percentile: 47.9% ▪ Mean: 34.3% / Median: 27.1%

Source: FactSet, Wall Street Research, Deal Points. Note: Market data as of 7/30/24. Premiums paid data per FactSet, Dealogic, Press, Deal Points. Note[1]: Low end based on Evercore's undisturbed target price prior to NMC 13D filing on 2/26/24.

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Discounted Cash Flow Analysis ($ in millions, except for per share values) Projected Cash Flows Fiscal Year Ending December 31, 2024E 2025E 2026E 2027E 2028E 2029E 2030E Terminal Year Revenue $2,564 $2,964 $3,123 $3,392 $3,677 $3,962 $4,261 $4,261 % Growth 13.7% 15.6% 5.4% 8.6% 8.4% 7.8% 7.5% Adj. EBITDA $570 $815 $874 $1,001 $1,109 $1,202 $1,301 $1,301 % Margin 22.2% 27.5% 28.0% 29.5% 30.1% 30.3% 30.5% 30.5% H2 2024 (–) H1 2024 Adj. EBITDA (305) (–) Depreciation (59) (126) (144) (158) (170) (184) (198) (213) (–) Stock-Based Compensation (41) (93) (95) (100) (108) (117) (125) (125) (–) Non-Recurring Costs (36) (60) (35) (30) (30) (30) (30) (30) EBITA $129 $535 $600 $713 $800 $871 $947 $932 (–) Taxes (26) (127) (145) (174) (197) (217) (249) (245) Taxes as a % of EBITA 20.0% 23.8% 24.2% 24.4% 24.7% 24.9% 26.3% 26.3% NOPAT (Excl. Amortization) $103 $408 $455 $539 $603 $654 $698 $687 (+) Depreciation 59 126 144 158 170 184 198 213 (–) Capex (64) (148) (156) (170) (184) (198) (213) (213) (–) Change in NWC 13 (37) 1 (13) (28) (27) (28) (17) (–) Tax Related to Vesting of Equity Awards (13) (30) (30) (32) (35) (37) (40) (40) (–) Lease Payments (4) (8) (4) (3) (4) (4) (3) - Unlevered Free Cash Flow $94 $311 $409 $480 $523 $572 $611 $630 (1) Value of NOLs NOL Starting Balance $87 $77 $57 $44 39 35 31 NOLs Utilized (Assuming $18mm Annual 382 Limitation) 10 20 14 4 4 4 4 NOL Tax Savings @ 21% Tax Rate $2 $4 $3 $1 1 1 1 Discounted Cash Flow Sensitivity Analysis PV Implied Share Price at Perpetuity Growth Rate of: Implied Terminal Exit Multiple with Perpetuity Growth Rate of: WACC Cash Flows NOLs 3.5% 4.0% 4.5% 3.5% 4.0% 4.5% 9.50% $2,165 $13 $13.52 $14.76 $16.24 8.7x 9.6x 10.6x 10.25% 2,114 12 11.54 12.47 13.57 7.8x 8.5x 9.2x 11.00% 2,066 12 9.93 10.67 11.51 7.0x 7.6x 8.2x Source: Rover filings, Management Plan as of 7/28/24, NOL projections per Rover management. Note: Based on 2024-2030 Management Plan, discounted back to 6/30/24 using mid-year convention. FDSO assumes 422.1mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.1mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Net debt based on 2Q’24 preliminary results per Rover Management. Assumes net debt of $2,130mm based on 2Q’24 1 preliminary results per Rover Management. Note : Assumes $3.2mm of annual utilization post 2030 per Rover management. 7

Select Trading Comparables

($ in millions, except per share values)

Company	Stock Price 7/30/2024	Enterprise Value	Equity Value	% of 52-Week High	'24E-'25E Growth		2024E Margin		EV / EBITDA		Debt / LTM EBITDA
					Revenue	EBITDA	Gross	EBITDA	2024E	2025E	
HealthEquity	$78.42	$7,986	$7,126	88.9%	14.1%	18.8%	65.4%	39.6%	17.4x	14.7x	2.8x
genpact	34.92	7,337	6,476	90.7%	5.9%	8.6%	35.3%	18.1%	8.8x	8.1x	1.6x
EXL	35.26	6,004	5,905	99.7%	11.3%	12.1%	37.5%	21.1%	15.7x	14.0x	1.0x
WAYSTAR[1]	23.32	5,372	4,056	96.7%	9.7%	9.0%	66.1%	39.9%	15.2x	14.0x	4.0x
evolent HEALTH	23.71	3,675	2,855	67.7%	15.2%	30.7%	18.2%	9.6%	14.8x	11.4x	4.9x
WNS	59.10	2,912	2,912	79.3%	7.3%	5.5%	37.6%	24.2%	9.2x	8.8x	0.9x
progyny	28.95	2,467	2,839	64.4%	16.0%	18.8%	23.9%	17.6%	11.3x	9.5x	NA
PREMIER	21.31	2,335	2,267	75.7%	(0.9%)	(3.6%)	65.9%	30.9%	5.9x	6.1x	0.3x
Omnicell	29.39	1,445	1,383	44.1%	5.9%	30.7%	42.1%	9.3%	14.5x	11.1x	4.7x
HealthStream	29.21	824	907	93.8%	5.4%	6.4%	66.3%	22.6%	12.5x	11.7x	NA
HealthCatalyst	7.63	391	489	53.1%	11.5%	50.9%	49.6%	8.0%	15.8x	10.5x	34.7x
TruBridge	11.24	357	174	42.1%	6.3%	15.1%	48.6%	13.4%	7.9x	6.8x	4.4x
25th Percentile				61.6%	5.9%	8.1%	36.9%	12.5%	9.1x	8.6x	1.1x
Mean				74.7%	9.0%	16.9%	46.4%	21.2%	12.4x	10.6x	5.9x
Median				77.5%	8.5%	13.6%	45.3%	19.6%	13.5x	10.8x	3.4x
75th Percentile				91.5%	12.2%	21.8%	65.5%	25.9%	15.4x	12.3x	4.6x
Undisturbed[2]											
Rover (Consensus)	$11.10	$7,286	$5,113	59.3%	14.1%[4]	16.8%[4]	28.3%[4]	25.4%[4]	10.7x[4]	9.1x[4]	3.6x
Rover (Management)	11.10	7,286	5,113	59.3%	9.2%[5]	16.9%[5]	NA[6]	24.6%[5]	11.1x[5]	9.5x[5]	3.6x
Recent Close[3]											
Rover (Consensus)	$12.90	$8,172	$6,042	69.6%	11.9%	20.8%	27.4%	24.1%	13.0x	10.8x	3.5x[8]
Rover (Management)	12.90	8,172	6,042	69.6%	10.4%[7]	17.0%[7]	NA[6]	24.8%[7]	12.5x[7]	10.7x[7]	3.5x[8]

Source: FactSet, Company filings, Management Plan as of 4/5/24 and 7/28/24. Note: Market data as of 7/30/24. Consensus Rover estimates exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Assumes 30-day option to purchase 6,750,000 in shares is exercised by underwriters at the initial public offering price less the underwriting discount. Note[2]: Market data as of undisturbed date of 2/23/24. Balance sheet data as of 12/31/23. FDSO assumes 420.3mm basic shares outstanding, 2.6mm options with a weighted average exercise price of $3.41, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 9.5mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Debt / LTM EBITDA based on 2023A Adj. EBITDA of $614mm, plus a pro forma adjustment for a full year contribution from the Acclara / Advata acquisition, equal to $28mm per Rover Management. Note[3]: Represents price per share of $12.90 as of 7/30/24. FDSO assumes 422.1mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.1mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Assumes 6/30/24 net debt of $2,130mm, which reflects 2Q'24 preliminary results per Rover Management. Note[4]: Statistics based on Rover's stock price and consensus estimates prior to public filing of the NMC 2/26/24 Draft Proposal. Note[5]: Per 4/5/24 Rover Management Plan. Note[6]: Rover Management gross margin not directly comparable to consensus estimate. Note[7]: Normalized 2024E Adj. EBITDA and 2025E Adj. EBITDA adjusted for ($85mm) and $49mm of Ascension cyber outage impact, respectively, per Rover Management Plan as of 7/28/24. Note[8]: Based on 6/30/24 LTM Rover Adj. EBITDA of $634mm, normalized to adjust for ($10mm) of Ascension cyber outage impact in 2Q'24, plus a half year contribution from the Acclara / Advata acquisition, equal to $14mm per Rover Management. 6/30/24 net debt of $2,130mm reflects 2Q'24 preliminary results per Rover Management.

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Select Precedent Transactions

EV / LTM EBITDA

25th Percentile:	14.6x
Mean:	17.0x
Median:	16.2x
75th Percentile	18.6x



Recent Close LTM Multiple(1): 12.4x
14.5x
15.7x
18.7x
15.4x
20.3x
29.0x
14.1x
21.1x
14.9x
17.9x
16.6x
9.6x
18.2x
11.5x
Reference Only
Precedent Stock Deals
30.4x

Target	nextgen	convey	Ensemble Health Partners	Cerner	TransUnion (Healthcare)	inovalon	Change Healthcare	hms	athenahealth	Cotiviti	Ability	intermedix	PressGaney	MedAssets	cloudmed
Acquiror	Thoma Bravo	TPG	Berkshire Partners / Warburg Pincus / Bon Secours	Oracle	nthrive	Nordic Capital	United Healthcare	gainwell	Veritas Capital / Elliott	verscend	inovalon	R1	EQT	Pamplona	R1
Announcement Date	Sep-23	Jun-22	Mar-22	Dec-21	Oct-21	Aug-21	Jan-21	Dec-20	Nov-18	Jun-18	Mar-18	Feb-18	Aug-16	Nov-15	Jan-22
Deal Value ($mm)	$1,731	$1,076	$5,000	$28,938	$1,735	$7,227	$13,051	$3,399	$5,650	$4,909	$1,200	$460	$2,384	$2,755	$4,054
Rover LTM Trading Multiple at time of deal	17.9x	20.1x	25.7x	26.7x	27.3x	24.1x	33.9x	32.6x	NM	NM	NM	NM	NM	NM	26.0x
% (Discount) / Premium to Rover	(19%)	(22%)	(27%)	(42%)	(26%)	20%	(58%)	(35%)	NA	NA	NA	NA	NA	NA	17%

Source: Company filings, Management Plan as of 7/28/24. Note: Market data as of 7/30/24. Mean and median calculations on page exclude R1 acquisition of Cloudmed. Note[1]: Based on 6/30/24 LTM Rover Adj. EBITDA of $634mm, normalized to adjust for ($10mm) of Ascension cyber outage impact in 2Q'24, plus a half year contribution from the Acclara / Advata acquisition, equal to $14mm per Rover Management. FDSO for recent close LTM multiple assumes 422.1mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.1mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Net debt based on 2Q'24 preliminary results per Rover Management.

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Appendix 10

Revenue Bridge: Management Plan as of 4/5/24 vs. Management Plan as of 7/28/24 2024E Revenue Bridge ($ in millions) $65mm base fees (1) $5mm Q2 incentive fees $3mm on RPS revenue from Ascension work $2,666 $2,639 $2,564 (28) ($74) 2024E Per Management Plan as of 4/5/24 RF1 Update 2024E Per Management Plan as of 7/16/24 Ascension Impact 2024E Per Management Plan as of 7/28/24 2025E Revenue Bridge ($ in millions) Reflects the recovery of base fees $51 $2,964 $2,913 2025E Per Management Plan as of 4/5/24 Ascension Impact 2025E Per Management Plan as of 7/28/24 1 Source: Management Plans as of 4/5/24, 7/16/24 and 7/28/24. Note : Assumes no impact to incentive fees in H2 2024 per the contract with Ascension. 11

EBITDA Bridge: Management Plan as of 4/5/24 vs. Management Plan as of 7/28/24 2024E Adj. EBITDA Bridge ($ in millions) $65mm base fees (1) $5mm Q2 incentive fees $3mm on RPS revenue from Ascension work $12mm incremental costs to support recovery efforts $655 $570 ($85) 2024E Per Management Plan as of 4/5/24 Ascension Impact 2024E per Management Plan as of 7/28/24 2025E Adj. EBITDA Bridge ($ in millions) Reflects the recovery of base fees, as well as $2mm of incremental costs $49 $815 $766 2025E Per Management Plan as of 4/5/24 Ascension Impact 2025E Per Management Plan as of 7/28/24 1 Source: Management Plans as of 4/5/24 and 7/28/24. Note : Assumes no impact to incentive fees in H2 2024 per the contract with Ascension. 12

Changes to Management Plan Management Plan as of 7/28/24 vs. Management Plan as of 4/5/24 Commentary — Management Plan as of 7/28/24 reflects the RF1 Fiscal Year Ending December 31, ($ in millions) update and the latest view on impact from the 2024E 2025E 2026E 2027E 2028E 2029E 2030E Terminal Ascension outage Revenue ¡ 2024E revenue and EBITDA decreased 4/5 Management Plan $2,666 $2,913 $3,123 $3,392 $3,677 $3,962 $4,261 ($102mm) and ($85mm), respectively 7/28 Management Plan 2,564 2,964 3,123 3,392 3,677 3,962 4,261 ¡ 2025E revenue and EBITDA increased $51mm Delta ($102) $51 - - - - - and $49mm, respectively Adj. EBITDA — Unlevered free cash flow is impacted by changes 4/5 Management Plan $655 $766 $874 $1,001 $1,109 $1,202 $1,301 to EBITDA, as well as: 7/28 Management Plan 570 815 874 1,001 1,109 1,202 1,301 ¡ Updated net working capital assumptions Delta ($85) $49 - - - - - ¡ Minor changes to tax assumptions ¡ Minor changes to capex, stock-based Unlevered Free Cash Flow 2H 2024 compensation and other assumptions 4/5 Management Plan $128 $294 $384 $460 $520 $569 $619 $635 7/28 Management Plan 94 311 409 480 523 572 611 630 Delta ($34) $17 $25 $20 $3 $3 ($8) ($6) Source: Management Plans as of 4/5/24 and 7/28/24. 13

Weighted Average Cost of Capital Analysis

Cost of Capital Calculation

Cost of Equity	Rover Beta / Current Cap Structure	Rover Beta / Target Cap Structure[1]	Rover Beta / Peer Cap Structure	Peer Beta / Peer Cap Structure	Peer Beta / Target Cap Structure[1]
Market Risk Premium (Rm-Rf)[2]	7.17%	7.17%	7.17%	7.17%	7.17%
Unlevered Beta[3]	0.684	0.684	0.684	0.800	0.800
Levered Beta	0.881	0.835	0.762	0.891	0.977
Adjusted Market Risk Premium	6.3%	6.0%	5.5%	6.4%	7.0%
Risk-Free Rate of Return (Rf)[4]	4.5%	4.5%	4.5%	4.5%	4.5%
Cost of Equity (Ke)	10.8%	10.5%	10.0%	10.9%	11.5%
E/(D+E)	72.3%	77.3%	86.9%	86.9%	77.3%
Weighted Cost of Equity	**7.8%**	**8.1%**	**8.7%**	**9.5%**	**8.9%**
Cost of Debt					
Cost of Debt (Kd)[5]	8.0%	8.0%	7.6%	7.6%	8.0%
Marginal Tax Rate[6]	25.0%	25.0%	25.0%	25.0%	25.0%
After-Tax Cost of Debt	6.0%	6.0%	5.7%	5.7%	6.0%
D/(D+E)	27.7%	22.7%	13.1%	13.1%	22.7%
Debt / Equity	38.3%	29.4%	15.1%	15.1%	29.4%
Weighted Cost of Debt	**1.7%**	**1.4%**	**0.8%**	**0.8%**	**1.4%**
WACC	**9.5%**	**9.5%**	**9.4%**	**10.2%**	**10.3%**

Comparable Companies

Company	Debt / Equity	Debt / Capital	Cost of Debt[7]	Unlevered Beta[3]	Levered Beta
Evolent Health	27.6%	21.6%	9.2%	1.027	1.143
HealthEquity	15.1%	13.1%	6.3%	0.800	0.891
Omnicell	41.6%	29.4%	7.6%	0.733	0.815
HealthStream	-	-	7.6%	0.724	0.806
Progyny	-	-	7.6%	1.296	1.442
ExlService	5.8%	5.5%	6.4%	1.220	1.359
Genpact	20.3%	16.8%	5.9%	0.911	1.014
WNS	10.4%	9.4%	6.6%	0.983	1.094
TruBridge	106.9%	51.7%	8.4%	0.524	0.583
Health Catalyst	72.6%	42.1%	12.8%	0.723	0.805
Premier	5.7%	5.4%	7.6%	0.447	0.498
Peer Mean	**27.8%**	**17.7%**	**7.8%**	**0.854**	**0.950**
Peer Median	**15.1%**	**13.1%**	**7.6%**	**0.800**	**0.891**

Source: Company filings, Kroll, Bloomberg, Rover management. Note: Market data as of 7/30/24. Waystar not considered due to recent IPO and lack of Beta information. Note[1]: Assuming target capital structure of 2.5x net leverage. Note[2]: Historical long-horizon expected equity risk premium per Duff & Phelps. Note[3]: Based on 5-year, weekly, Bloomberg raw beta. Note[4]: Risk-Free Rate based on current 20-year treasury yield as of 7/30/24. Note[5]: Peer capital structure cost of debt represents group median. Note[6]: Assumes marginal tax rate of 25% per Rover management. Note[7]: Cost of debt represents current weighted average yield to worst for existing debt unless otherwise noted; OMCL, HSTM, PGNY, HCAT and PINC cost of debt represents the average 4-year single B yield.

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Historical Stock Price Performance and Valuation

EV / NTM EBITDA and Share Price (Since 1/1/2018)

	Average Per Year								Management Plan '24-'30
	2018	2019	2020	2021	2022	2023	YTD '24	'18-'24	
EV / NTM EBITDA[1]	22.2x	16.1x	15.4x	22.1x	17.3x	12.6x	11.1x	17.1x	NA
% YoY Rev Growth[2]	26.4%	12.5%	14.8%	15.8%	17.4%	16.8%	12.8%	16.9%	8.8%
% YoY EBITDA Growth[2]	170.2%	57.2%	37.7%	22.2%	24.7%	20.2%	18.4%	52.1%	14.7%
Share Price	$7.88	$10.91	$14.23	$23.77	$20.66	$14.52	$12.12	$15.05	NA

Date	1-Day Price Reaction	Events Since 2/26 NMC Offer
02/26/24	25%	Received $13.75 unsolicited bid from NMC
03/11/24	1%	Special Committee formed
05/07/24	3%	NMC and TCP-ASC announced standstill waiver granted on 5/6
06/13/24	4%	Standstill waiver extended through July 12
07/01/24	(13%)	NMC submitted $13.25 offer
07/05/24	16%	TCP-ASC 13D signaled intent to submit proposal higher than $13.25
07/19/24	4%	TCP-ASC announced that they will make a joint proposal with CD&R
07/24/24	(2%)	Special Committee announced final bid deadline of 7/31



EV / NTM EBITDA[(1)]
35x
30x
25x
20x
15x
10x
5x
0x
Share Price
$30.00
$25.00
$20.00
$15.00
$12.90
$10.00
$5.00
$0.00
Jan-18
Aug-18
Apr-19
Dec-19
Aug-20
Apr-21
Dec-21
Aug-22
Apr-23
Nov-23
Jul-24
2/18/21: Reported Q4 and FY 2020 earnings; shares fell (4%)
1/10/22: Announced acquisition of Cloudmed; shares fell (1%)
11/8/22: Reported Q3 earnings miss and CEO change; shares fell (50%)
11/13/23: Announced plans to restate earnings from FY'21 through Q2'23; shares fell (3%)
10/16/23: Jehoshaphat published short report; shares fell (8%)
Current NTM EBITDA Multiple[(3)]: 11.6x
EV / NTM EBITDA
Current NTM EBITDA
Share Price

Source: FactSet, Rover filings, NMC 13D, TCP-ASC 13D, Management Plan as of 7/28/24. Note: Market data as of 7/30/24. Consensus estimates after 3/19/24 exclude brokers that have discontinued coverage and restricted brokers. Note[1]: FDSO and net debt per Rover filings. Note[2]: Represents forward fiscal year vs. current fiscal year growth. Note[3]: FDSO for current NTM EBITDA multiple assumes 421.3mm basic shares outstanding, 2.6mm options with a weighted average exercise price of $3.41, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 9.5mm RSUs/PBRSUs per Rover filings.

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Wall Street Research Price Targets

Undisturbed[1] / Current

			Base Case				Bull Case			Bear Case		
Broker	Date	Rating	Price Target (Undisturbed / Current)	Methodology (Based on Current Price Target)	% Premium to Undisturbed[2]	2025E EBITDA[3]	Price Target	Methodology	% Premium to Undisturbed[2]	Price Target	Methodology	% Premium to Undisturbed[2]
Cantor Fitzgerald	5/14/2024	Buy	$20.00 / $20.00	3.4x '25E Rev. / 12.1x '25E EBITDA	80.2%	$825	-	-	-	-	-	-
TD Cowen	7/10/2024	Buy	$20.00 / $20.00	DCF Analysis	80.2%	$782	-	-	-	-	-	-
RBC	7/19/2024	Buy	$19.00 / $19.00	~14x '25E EBITDA	71.2%	$761	$22.00	15x '25E EBITDA	98.2%	$7.00	8x '25E EBITDA	(36.9%)
Baird	5/9/2024	Buy	$18.00 / $18.00	~13.5x '25E EBITDA	62.2%	$785	-	-	-	-	-	-
Leerink Partners	7/5/2024	Buy	$17.00	~12x '25E EBITDA	53.2%	$762	-	-	-	-	-	-
Morgan Stanley	7/8/2024	Buy	$17.00 / $17.00	12x '25E EBITDA	53.2%	$794	-	-	-	-	-	-
Citi	7/5/2024	Buy	$14.00 / $16.00	12.5x '25E EBITDA	44.1%	$769	-	-	-	-	-	-
Stephens	7/24/2024	Buy	$16.00 / $16.00	12x '25E EBITDA	44.1%	$758	-	-	-	-	-	-
Truist Securities	7/7/2024	Hold	$16.00 / $16.00	Blended LBO & ~11x '25E EBITDA	44.1%	$750	-	-	-	-	-	-
Deutsche Bank	7/22/2024	Hold	$15.00 / $16.00	12.5x '25E EBITDA	44.1%	$706	-	-	-	-	-	-
Jefferies	7/7/2024	Buy	$18.00 / $15.00	~11x '25E EBITDA	35.1%	$762	$25.00	~17x '25E EBITDA	125.2%	$7.00	~7x '25E EBITDA	(36.9%)
Canaccord	7/19/2024	Buy	$17.00 / $15.00	14.5x '24E EBITDA	35.1%	$748	-	-	-	-	-	-
Guggenheim	7/24/2024	Buy	$17.00 / $15.00	13x '25E EBITDA	35.1%	$764	-	-	-	-	-	-
Sadif	6/20/2024	Buy	$14.19	NA	27.8%	NA	-	-	-	-	-	-
Evercore ISI	7/10/2024	Hold	$12.00 / $14.00	Blended DCF and Valuation Multiples	26.1%	$718	-	-	-	-	-	-
KeyBanc	7/11/2024	Hold	$13.00	NA	-	$751	-	-	-	-	-	-
ISS-Eva	2/27/2024	Sell		NA	-	NA	-	-	-	-	-	-
Discontinued Coverage[4]												
Barclays	3/13/2024	Hold	$14.00 / $14.00	~9.0x '25E EBITDA	26.1%	$803	$17.00	~11.0x '25E EBITDA	53.2%	$9.00	~6.5x '25E EBITDA	(18.9%)
JP Morgan	1/9/2024	Hold	$11.00 / $11.00	8.5x '25E EBITDA	(0.9%)	NA	-	-	-	-	-	-
			Current / Undisturbed[4] / Current Fundamental[5]									
Mean			**$16.55 / $16.06 / $16.93**	**12.3x '25E EBITDA[6]**	**49.1%**	**$757**	**$23.50**	**~16x '25E EBITDA**	**111.7%**	**$7.00**	**~7.5x '25E EBITDA**	**(36.9%)**
Median			**$16.00 / $16.50 / $17.00**	**12.1x '25E EBITDA[6]**	**44.1%**	**$759**	**$23.50**		**111.7%**	**$7.00**		**(36.9%)**
Management Plan						**$815**						
% Difference to Median						*7.4%*						

Source: Wall Street Research, Management Plan as of 7/28/24. Note: Market data as of 7/30/24. Note[1]: Represents broker price targets prior to NMC 13D filing on 2/26/24. Note[2]: Represents premium to Rover's closing undisturbed price of $11.10 as of 2/23/24; utilizes current price target. Note[3]: Represents current 2025E EBITDA estimates. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers (Morgan Stanley, Citi, Baird). Note[4]: Undisturbed mean / median includes undisturbed price targets from brokers with discontinued coverage, brokers with discontinued coverage are excluded from all other mean / median calculations. Note[5]: Excludes broker price targets that include potential transaction in price target rationale (Jefferies, Truist Securities, Citi and Guggenheim). Note[6]: Excludes brokers who have not used '25E EBITDA in their disclosed methodology.

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Management P&L Summary ($ in millions, except per share values) Historicals Management Plan Calendar Year Ended December 31, '24E-'30E 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E 2030E CAGR Revenue $1,475 $1,806 $2,254 $2,564 $2,964 $3,123 $3,392 $3,677 $3,962 $4,261 8.8% % growth 22.5% 24.8% 13.7% 15.6% 5.4% 8.6% 8.4% 7.8% 7.5% Adj. EBITDA $346 $424 $614 $570 $815 $874 $1,001 $1,109 $1,202 $1,301 14.7% % margin 23.5% 23.5% 27.3% 22.2% 27.5% 28.0% 29.5% 30.1% 30.3% 30.5% (-) Depreciation & Amortization (78) (172) (278) (340) (345) (362) (376) (388) (402) (416) (-) Stock-Based Compensation (77) (65) (72) (95) (93) (95) (100) (108) (117) (125) (-) Non-Recurring Costs (56) (190) (117) (104) (60) (35) (30) (30) (30) (30) Income from Operations $136 ($3) $148 $31 $316 $382 $495 $582 $653 $729 69.4% Source: Rover filings, Management Plan as of 7/28/24. 17

Management Plan as of 7/28/24

Rover ex. Ascension | Ascension Impact

FY2021A – FY2030E Revenue


($ in millions)
Growth ex. Ascension
17.1%
10.4%
7.2%
8.3%
$1,475
$1,806
$2,254
$2,564
$2,964
$3,123
$3,392
$3,677
$3,962
$4,261
$51
($74)
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
2029E
2030E
'24E – '30E CAGR

	2021A	2022A	2023A	2024E	2025E	2026E	2027E	2028E	2029E	2030E	'24E – '30E CAGR
Growth		22.5%	24.8%	13.7%	15.6%	5.4%	8.6%	8.4%	7.8%	7.5%	8.8%

FY2021A – FY2030E Adj. EBITDA


($ in millions)
Growth ex. Ascension
Margin ex. Ascension
6.6%
17.0%
14.1%
12.1%
24.8%
26.3%
$346
$424
$614
$570
$815
$874
$1,001
$1,109
$1,202
$1,301
$49
($85)
2021A
2022A
2023A
2024E
2025E
2026E
2027E
2028E
2029E
2030E
'24E – '30E CAGR

	2021A	2022A	2023A	2024E	2025E	2026E	2027E	2028E	2029E	2030E	'24E – '30E CAGR
Growth	-	22.5%	45.0%	(7.2%)	43.0%	7.3%	14.5%	10.7%	8.4%	8.2%	14.7%
Margin	23.5%	23.5%	27.3%	22.2%	27.5%	28.0%	29.5%	30.1%	30.3%	30.5%	-

Commentary

Historical Performance

- 2022 includes a half year of Cloudmed
- 2023 normalized revenue and Adj. EBITDA growth (pro forma for Cloudmed) of 12% and 21%, respectively, driven by strong RPS revenue growth and in-year synergy realization

2024E

- 2024 includes for ~11.5 months and Providence ("Lindy") based on RF1 updated implementation timeline
- Plan assumes $58mm of Cloudmed cost synergies realized to date

2024 – 2030 Performance

- 2024E-2030E revenue and Adj. EBITDA CAGR of 9% and 15%, respectively
- Revenue growth reflects continued strong RPS cross-sell, maturation of Providence contract and new health system enterprise wins, offset by headwinds for certain health system enterprise and physician customers
- Adj. EBITDA margin increase reflects maturation of Providence contract and impact of technology investments and initiatives

Source: Rover filings. Management Plan as of 7/28/24.

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Comparison of Management Plan as of 7/28/24 to Street Estimates Revenue ($ in millions) Management Plan Street $3,210 $3,123 $2,923 $2,964 $2,599 $2,564 $678 $708 $652 $633 $654 $610 $631 $604 1 Q1 2024A Q2 2024E Q3 2024E Q4 2024E 2024E 2025E 2026E % Difference (1.1%) (0.4%) (0.2%) (4.3%) (1.3%) 1.4% (2.7%) Number of 12 12 12 12 12 12 7 Brokers Adj. EBITDA ($ in millions) Management Plan Street $874 $862 $815 $757 $627 $570 $179 $152 $148 $153 $147 $150 $139 $125 1 Q1 2024A Q2 2024E Q3 2024E Q4 2024E 2024E 2025E 2026E 2.9% 4.2% (16.1%) (22.0%) (9.1%) 7.6% 1.4% % Difference Number of 12 12 12 12 12 12 7 Brokers 1 Source: Management Plan as of 7/28/24, FactSet. Note: Market data as of 7/30/24. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note : Consensus prior to announced results. 19

Premiums Paid Analysis (Cash Deals) Premium to Undisturbed Price 45 # of Transactions 144 42 25th Percentile 23.6% Mean 40.1% 40 Median 32.1% 75th Percentile 53.4% 35 30 24 25 20 18 14 15 13 11 10 6 5 5 5 3 2 1 0 <0% 0-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% >100% Source: FactSet, Dealogic, Press, Deal Points. Note: Data represents deals from last 10 years involving US targets, traded on an US stock exchange, with total EV between $5bn and $15bn. Includes cash-only transactions and excludes minority transactions. 20 Number of Transactions

Premiums Paid Analysis – LBOs (Cash Deals) Premium to Undisturbed Price 18 # of Transactions 57 17 25th Percentile 19.9% Mean 34.3% 16 Median 27.1% 75th Percentile 47.9% 14 12 11 10 9 8 6 6 4 3 3 3 2 2 2 1 0 0 0 <0% 0-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% >100% Source: FactSet, Dealogic, Press, Deal Points. Note: Data represents deals from last 10 years involving US targets, traded on an US stock exchange, and Sponsor buyers with total EV between $5bn and $15bn. Includes cash-only transactions and excludes minority transactions. 21 Number of Sponsor-Led Transactions

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